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                                                                                                                       EXHIBIT 12
                                                            APPALACHIAN POWER COMPANY
                                         Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                        (in thousands except ratio data)
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                                                                                             Year Ended December 31,
                                                                              1990       1991      1992      1993        1994
              Fixed Charges:
                Interest on First Mortgage Bonds. . . . . . . . . . . . . .  $66,403   $ 72,800   $ 84,177  $ 80,472    $ 75,815
                Interest on Other Long-term Debt. . . . . . . . . . . . . .   19,637     18,282     17,986    16,846      16,415
                Interest on Short-term Debt . . . . . . . . . . . . . . . .    1,633      3,089      1,792     1,615       3,366
                Miscellaneous Interest Charges. . . . . . . . . . . . . . .    1,999      3,011      2,617     2,954       3,913
                Estimated Interest Element in Lease Rentals . . . . . . . .    5,300      5,700      6,700     7,900       7,700
                     Total Fixed Charges. . . . . . . . . . . . . . . . . .  $94,972   $102,882   $113,272  $109,787    $107,209

              Earnings:
                Net Income. . . . . . . . . . . . . . . . . . . . . . . . . $107,988   $140,419   $131,419  $125,132    $102,345
                Plus Federal Income Taxes . . . . . . . . . . . . . . . . .   41,194     47,227     46,017    51,681      39,599
                Plus State Income Taxes . . . . . . . . . . . . . . . . . .    5,878      3,650      2,649     8,887       5,910
                Plus Fixed Charges (as above) . . . . . . . . . . . . . . .   94,972    102,882    113,272   109,787     107,209
                     Total Earnings . . . . . . . . . . . . . . . . . . . . $250,032   $294,178   $293,357  $295,487    $255,063

              Ratio of Earnings to Fixed Charges. . . . . . . . . . . . . .     2.63       2.85       2.58      2.69        2.37
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